UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 4, 2014

Date of Report (Date of earliest event reported)

Innovate Building Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

FLORIDA	000-54757	20-8926549
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7830 Inishmore Dr., Indianapolis, IN

46214

(Address of Principal Executive Offices) (Zip Code)

(317) 652-30773

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 4, 2014, the Company announced that it had entered into an agreement to acquire 100% of the issued and outstanding shares of Innovate (“Innovate Shares”) for 73,000,000 shares of the common stock. Both the Company’s 73,000,000 and Innovate Shares are being held in escrow until Innovate provides the Company with two years of audited financial statements. It is anticipated that the audit will be completed during August 2014.

This Agreement replaces a tentative agreement announced on May 1, 2014 that the Company had entered into an agreement to acquire 100% of the issued and outstanding shares of Innovate Building Systems Inc., an Alberta corporation (“Innovate”) for 96,000,000 shares of the Company’s common stock. Subsequent to this date on June 3, 2014, the Company terminated this Agreement.

Innovate was incorporated in 2011 in the province of Alberta to provide a niche market in the modular building systems market. Their sales as derived from their unaudited financial statements have grown from $5 million in 2012, to $15 million in 2013, to an estimate of $20 million plus in 2014. Innovate currently has three plants in which it constructs the modular buildings. The Vegreville plant is the largest at approximately 100,000 square foot; and two Edmonton plants one 30,000 square feet and one 10,000 square feet.  The Company has a staff of 120 people. The majority of their sales were to provide services to Alberta’s resource industry. The Company also builds multi-residential, hotel, and institutional modular buildings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATE BUILDING SYSTEMS, INC.

Dated: June 10, 2014	/s/ David Cupp
David Cupp,
Principal Executive Officer, Principal Accounting Officer,
Chief Financial Officer, Secretary, Chairman of the Board